Exhibit 10.5

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is entered into, effective as of January 1, 2010, by and between Roy K. Malkin (“Executive”) and Minntech Corporation (“Company”), a wholly-owned subsidiary of Cantel Medical Corp. (“Cantel”).

Background

A.            The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders.  The Company believes that, to attract and retain experienced and valuable key executive employees, it is important and prudent to provide such executives with fair compensation should their employment be terminated under certain circumstances, including but not limited to change in control situations.

B.            The Company wishes to encourage the Executive to devote his full time and attention to the performance of his management responsibilities and to assist the Board of Directors and other management employees in evaluating business options and pursuing the best interests of the Company’s shareholders without being influenced by the uncertainty of his own employment situation.

In consideration of the premises, the Executive’s employment by the Company on an at-will basis, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:

Agreement

1.             Defined Terms.  Throughout this Agreement, when the first letter of a word (or the first letter of each word in a phrase) is capitalized, the word or phrase shall have the meaning specified in Appendix A (beginning on page 13)

2.             Term.  This initial term of this Agreement shall commence as of January 1, 2010, and shall continue through July 31, 2011; provided, however, that beginning on August 1, 2010, and on the first day of each following August, the term of this Agreement shall automatically be extended by one year, unless either the Company or the Executive shall have provided notice to the other at least six (6) months before such date that the term shall not be extended.  Notwithstanding the preceding provisions of this Section, (i) if a Change in Control occurs during the term of this Agreement, such term (other than with respect to the provisions of Section 4) shall not end before the second anniversary of the Change in Control; provided, however, this sentence shall apply only to the first Change of Control while this Agreement is in effect; and (ii) termination of this Agreement shall not affect the obligations of the Company hereunder on account of the Executive’s Termination of Employment during the Term.

3.             Termination of Employment; Resignation of Officer and Director Positions.  The Executive is an at-will employee.  The Company may Terminate the Executive’s Employment at any time, for any reason whatsoever or for no reason, subject to its payment obligations under this Section and, if applicable, Section 4 or 5.  The Executive may voluntarily Terminate his Employment at any time by providing at least twenty (20) days’ prior notice to the

Company.  Regardless of whether the Executive’s Termination of Employment is voluntary or involuntary, the Executive shall resign from any and all of his director positions and offices with the Company and each Related Employer, effective as of his Termination Date.  Upon Termination of Employment, the Executive shall be entitled to the following, in addition to any benefits payable under Section 4 or 5:

(a)           Any earned but unpaid base salary through his Termination Date, plus any accrued and unused paid time off (PTO) due to the Executive under the Company’s PTO program through his Termination Date, which amounts shall be paid to the Executive not later than the payment date for the payroll period next following his Termination Date.

(b)           Provided that the Executive applies for reimbursement in accordance with the Company’s established reimbursement procedures (within the period required by such procedures but under no circumstances later than ninety (90) days after his Termination Date), the Company shall pay the Executive any reimbursements to which he is entitled under such procedures not later than the payment date for the payroll period next following the date on which the Executive applies for reimbursement.

(c)           Any benefits (other than severance) payable to the Executive under any of the Company’s cash or equity incentive compensation plans and employee benefit plans or programs (collectively, “Benefit Plans”), to the extent not provided for herein, shall be payable in accordance with the provisions of those plans or programs. To the extent that the terms herein conflict with the terms of the Benefit Plans, the terms herein shall be deemed to supersede those of the Benefit Plans.

4.             Non-Change of Control Severance and Other Benefits.

(a)           Subject to (i) the Executive’s timely filing of a duly executed Release in accordance with Section 18, (ii) such Release becoming effective and irrevocable in accordance with its terms not later than sixty (60) days after the Executive’s Termination of Employment, (iii) the provisions of this Section 4, and (iv) the limitations provided in Section 9, the Company shall provide the Executive with the payments and benefits set forth in this Section, if at any time during the Term other than during a Change in Control Coverage Period either (i) the Company Terminates the Executive’s Employment (other than a termination for Cause, Unacceptable Performance, Disability, or death pursuant to Section 7), or (ii) the Executive voluntarily Terminates his Employment for Adequate Reason pursuant to Section 8.  Notwithstanding the preceding provisions of this Subsection, the Executive shall not be entitled to benefits pursuant to this Section 4, if he is entitled to benefits pursuant to Section 5.

(b)           As soon as administratively feasible (and not more than ten (10) days) after the Company’s receipt of the duly executed Release, and the Release becoming effective and irrevocable, the Company shall pay to the Executive a single lump sum payment equal to the product of (i) the Executive’s Monthly Base Salary Rate as of his Termination Date multiplied by (ii) 12.  For purposes of determining the Executive’s Monthly Base Salary Rate pursuant to the preceding sentence, any reduction to the Executive’s salary during the six-month period preceding his Termination of Employment shall be disregarded.

(c)           If the Termination Date of an Executive occurs subsequent to the last day of a Fiscal Year for which the Executive has not been paid his Bonus, then the Executive shall be entitled to his full Bonus for such Fiscal Year to the extent otherwise earned under the terms of the Bonus Plan for such Fiscal Year (as if the Executive’s employment had not been Terminated). Such amount shall be paid to the Executive not later than seventy five (75) days following the close of such Fiscal Year.  Amounts payable under this Subparagraph (c) will be deemed payments attributable to Executive’s employment prior to or on the Termination Date and not as severance.

(d)           The Company shall pay to the Executive a pro-rata Bonus for the Fiscal Year in which the Termination Date occurs, determined by multiplying (i) the amount of the Executive’s full Bonus for such Fiscal Year to the extent otherwise earned under the terms of the Bonus Plan for such Fiscal Year as in effect immediately prior to the Termination Date by (ii) a fraction, (A) the numerator of which is the number of full or partial months since the end of the prior Fiscal Year in which the Executive has been employed by the Company, and (B) the denominator of which is 12.  Such amount shall be paid to the Executive not later than seventy five (75) days following the close of such Fiscal Year.  Notwithstanding the forgoing, if no Bonus Plan has been finalized (i.e., approved by the Compensation Committee and disseminated to the Executive) for such Fiscal Year either prior to the commencement of such Fiscal Year or within three months following the commencement of such Fiscal Year, then the Bonus for such Fiscal Year payable under this Subparagraph (d) will be determined in accordance with the first sentence of Section 5(b)(2) (as if the pro rata Bonus payment under that Section was required). Amounts payable under this Subparagraph (d) will be deemed payments attributable to Executive’s employment prior to or on the Termination Date and not as severance.

(e)           In the event such termination occurs prior to the full vesting of stock options and restricted stock held by the participant (i.e., the options becoming exercisable in their entirety and the restricted stock ceasing to have any risks of forfeiture), then, effective as of the Termination Date, the vesting of the annual installment of such options and restricted stock that would be due to vest on the first vesting date following the Termination Date shall accelerate on a pro rata basis based on the number of days elapsed from the prior vesting date of such options and restricted stock to and including the Termination Date.

(f)            If the Executive is eligible for and properly elects Continuation Coverage for himself and/or one or more qualified beneficiaries (as defined in ERISA Section 607(3)) under the Company’s medical plan, the Company shall pay the premiums for such coverage (or reimburse the Participant for such premiums) for the twelve (12) month period following the Executive’s Termination of Employment (or such shorter period during which such person is eligible for Continuation Coverage).  Such payments or reimbursements shall constitute taxable income of the Executive to the extent required by law.

(g)           The Company shall pay the cost of outplacement services incurred by the Executive during the twelve (12) month period following his Termination of Employment and provided by a firm of the Executives’ choice, up to a total of Twenty Thousand Dollars ($20,000).  Payment for outplacement expenses shall be made by the Company promptly following the Company’s receipt of appropriate invoices documenting such expenses.

(h)           Notwithstanding the preceding provisions or any other provisions herein to the contrary, if the Executive’s Employment is Terminated during a Change in Control Coverage Period, either by the Executive for Adequate Reason or Good Reason or by the Company for any reason other than for Cause or death, then the Executive shall be entitled to the payments and benefits that would have been provided to him pursuant to Section 5 if the Company had Terminated his Employment without Cause during a Change in Control Coverage Period (reduced by any payments or benefits provided to him pursuant to this Section 4).  In such a case, the Executive shall not be required to execute an additional Release, and any Release requirement specified in Section 5 shall be deemed satisfied on the Change in Control Date.

(i)            Notwithstanding the preceding provisions of this Section, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) the Company shall promptly deliver written notice to the Executive advising him of the application of such Code Section and, to the extent required by such Code Section, payments otherwise required by this Section shall be delayed to the earliest date on which such payments are permitted.  Interest shall accrue on unpaid amounts delayed under this subparagraph at the prime rate from time to time in effect at the JP Morgan Chase Bank of New York or any successor bank commencing from the date that such amounts would otherwise have been due under the applicable provision.

5.             Change of Control Severance and Other Benefits.

(a)           Subject to (i) the Executive’s timely filing of a duly executed Release in accordance with Section 18, (ii) such Release becoming effective and irrevocable in accordance with its terms not later than sixty (60) days after the Executive’s Termination of Employment, (iii) the provisions of this Section 5, and (iv) the limitations provided in Section 9, the Company shall provide the Executive with the payments and benefits set forth in this Section, if during a Change in Control Coverage Period, (A) the Company Terminates the Executive’s Employment (other than a termination for Cause or death pursuant to Section 7), or (B) the Executive voluntarily Terminates his Employment for Adequate Reason or Good Reason pursuant to Section 8.  Amounts payable pursuant to this Section shall be subject to the limitations and reimbursement expressly provided in this Agreement.

(b)           As soon as administratively feasible (and not more than five (5) business days) after the Company’s receipt of the duly executed Release, and the Release becoming effective and irrevocable in accordance with its terms, the Company shall pay to the Executive a single lump sum payment in an amount equal to the sum of the following:

(1)           the product of (i) two (2) times (ii) the sum of (A) the Executive’s Annual Base Salary, at the greater of the rate in effect on the Change in Control Date or the Termination Date (disregarding any reduction in the rate of the Executive’s salary during the six-month period immediately preceding his Termination of Employment), plus (B) the greater of (I) 55% of the amount determined under clause (A) or (II) the average of the annual Bonuses paid to the Executive for the two Fiscal Years preceding the year in which the Executive’s Employment is Terminated.  Amounts payable under this Subparagraph (b)(1) will deemed severance.

(2)           a pro-rata Bonus amount, determined by multiplying (i) the greater of (A) 55% of the amount determined under clause (A) of the preceding Subparagraph (b)(1) or (B) the average of the annual Bonuses paid to the Executive for the two years Fiscal Years preceding the year in which the Executive’s Employment is Terminated, by (ii) a fraction, (A) the numerator of which is the number of full or partial months since the end of the prior Fiscal Year in which the Executive has been employed by the Company, and (B) the denominator of which is 12.  However, if the Executive did not receive his annual Bonus under a Bonus Plan for such prior Fiscal Year, then the numerator shall be the number of full or partial months since the beginning of the prior Fiscal Year in which the Executive has been employed by the Company. Amounts payable under this Subparagraph (b)(2) will be deemed payments attributable to Executive’s employment prior to or on the Termination Date and not as severance.

(c)           If the Executive is eligible for and properly elects Continuation Coverage for himself and/or one or more qualified beneficiaries (as defined in ERISA Section 607(3)) under the Company’s medical plan, the Company shall pay the premiums for such coverage (or reimburse the Participant for such premiums) for the twenty-four (24) month period following the Executive’s Termination of Employment (or such shorter period during which such person is eligible for Continuation Coverage).  Such payments or reimbursements shall constitute taxable income of the Participant to the extent required by law.

(d)           For the twenty-four (24) month period following the Executive’s Termination of Employment, the Company shall continue to provide term life insurance coverage substantially the same as that provided for the Executive immediately before his Termination Date (if any).

(e)           The Company shall pay the cost of outplacement services incurred by the Executive during the twelve (12) month period following his Termination of Employment and provided by a firm of the Executives’ choice, up to a total of Twenty Thousand Dollars ($20,000).  Payment for outplacement expenses shall be paid directly by the Company promptly following the Company’s receipt of appropriate invoices documenting such expenses.

(f)            To the extent that coverage or benefits under Subsection (c), (d), or (e) result in taxable income to the Executive, the Company shall reimburse the Executive for any taxes payable on account of such coverage, so that the Executive is in the same after-tax position in which he would have been had such reimbursements not been taxable.  The Company shall pay the reimbursement required by the preceding sentence as soon as administratively practicable after the Executive demonstrates payment of the related taxes and not later than the last day of the calendar year following the calendar year in which such taxes are paid.

(g)           Notwithstanding the preceding provisions of this Section, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), the Company shall promptly deliver written notice to the Executive advising him of the application of such Code Section and to the extent required by such Code Section, payments otherwise required by this Section shall be delayed to the earliest date on which such payments are permitted. Interest shall accrue on unpaid amounts delayed under this subparagraph at the prime rate from time to time in effect at the JP Morgan Chase Bank of New York or any successor bank commencing from the date that such amounts would otherwise have been due under the applicable provision.

6.             Provisions Relating to Parachute Payments.  If payments and benefits to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, would result in total Parachute Payments to the Executive with a value equal to or greater than one hundred percent (100%) of the Parachute Payment Limit, the Executive may, in his sole discretion, elect to reduce the amount payable pursuant to Section 5(b) so that the value of all Parachute Payments to the Executive, whether or not made pursuant to this Agreement, is equal to the Parachute Payment Limit minus One Dollar ($1.00).

7.             Termination of Employment by the Company for Cause, Unacceptable Performance, Disability, or Death.

(a)           The Company may cause a Termination of the Executive’s Employment for Disability at any time.  To do so, the Board must provide the Executive with a notice of termination specifying the Termination Date and the circumstances constituting Disability.

(b)           Company may cause a Termination of the Executive’s Employment for Unacceptable Performance at any time during the Term other than during a Change in Control Coverage Period. To do so, the Board must provide the Executive with a notice of termination specifying the Termination Date and the specific act(s) or failure(s) constituting Unacceptable Performance.  If the Board’s notice identifies an act or failure constituting Unacceptable Performance, it shall be accompanied by a resolution duly adopted by not less than two-thirds (2/3) of the entire membership of the Board and, if the act of failure  is subject to correction under the definition of Unacceptable Performance and related definitions in this Agreement, the notice shall also specify the period during which the act or failure must be corrected, which in no event shall be less than thirty (30) days.  If the Board reasonably determines that the Executive has not corrected the act or failure in all material respects within the required correction period, the Board must then provide a second notice of termination stating the reasons for the termination and the Termination Date, and the Executive’s Employment shall terminate on such date.

(c)             The Company may cause a Termination of the Executive’s Employment for Cause at any time.  To do so, the Board must provide the Executive with a notice of termination specifying the Termination Date and the specific act(s) or failure(s) constituting Cause.  If the Board’s notice identifies an act or failure constituting Cause, it shall be accompanied by a resolution duly adopted by not less than three-quarters (¾) of the entire membership of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with legal counsel, to be heard by the Board), finding, in the reasonable opinion of the Board, that one or more of the events of Cause has occurred and specifying the details thereof.  If the act or failure constituting Cause is subject to correction under the definition of Cause and related definitions in this Agreement, the notice shall also specify the period during which the act or failure must be corrected, which in no event shall be less than thirty (30) days.  If the Board acting in good faith determines that the Executive has not corrected the act or failure in all material respects within the required correction period, the Board must then provide a second notice of termination stating the reasons for the termination and the Termination Date, and the Executive’s Employment shall terminate on such date.

(d)             If the Executive dies before Termination of Employment, his Employment shall terminate automatically on the date of his death.

(e)             In the case of a Termination of Employment for Cause or Unacceptable Performance pursuant to this Section, the Executive shall not be entitled to benefits or payments pursuant to Section 4 or 5; provided, however, if the Company causes a Termination of the Executive’s Employment for Unacceptable Performance and the Termination Date of such termination occurs during a Change in Control Coverage Period, then such termination shall be deemed a Termination of the Executive’s Employment “other than a termination for Cause” under Section 5(a) and thereby obligate the Company to provide the Executive with the payments and benefits set forth in Section 5.

(f)              In the case of a Termination of Employment due to Disability or death pursuant to this Section, the Company shall continue to pay to the Executive, if living, or other person or persons as the Executive may from time to time designate in writing as the beneficiary of such payments, the Base Salary in effect at the time which such Disability or death occurred, during the three-month period following such Disability or death.  Except for such Base Salary, the Company shall have no further obligation pursuant to this Section.

8.             Resignation by Executive for Adequate Reason or Good Reason.  If an event of Adequate Reason or Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following such event, provide the Company with a notice of termination specifying the event of Adequate Reason or Good Reason and notifying the Company of his intention to Terminate Employment upon the Company’s failure to correct the event of Adequate Reason or Good Reason within thirty (30) days following receipt of the Executive’s notice of termination.  If the Company fails to correct the event of Adequate Reason or Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive’s Employment shall terminate as of the end of such period, and the Executive shall be entitled to benefits as provided in Section 3 and Section 4 or 5, as applicable.

9.             Limitation on Payments and Benefits.  Notwithstanding any other provision of this Agreement, payments pursuant to this Agreement shall be subject to the following limitations:

(a)           No payment (other than a payment pursuant to Section 3) shall be made pursuant to this Agreement until the Release has become effective according to its terms.

(b)           If the Executive intentionally and materially breaches any provision of the Confidentiality and Non-Competition Agreement, and fails to cure such breach (if curable) within thirty (30) days, he shall promptly repay to the Company any and all severance amounts previously paid to him pursuant to Section 4 and/or 5, and he shall have no further rights pursuant to this Agreement.

(c)           Payments hereunder shall be limited to the extent provided in Section 6.

10.           No Obligation to Mitigate.  The Executive shall not be required to mitigate the amount of any payment or benefits provided for under Section 4 or 5 by seeking other employment or otherwise, and the amount of any payment or benefits provided for under Section 4 or 5 shall not be reduced by any payments or benefits received by the Executive as the result of employment by another employer after the Termination Date, or otherwise; provided, however, that the amount payable under Section 4 or 5 shall be reduced by the amount of any severance, termination, or notice pay (or any other similar amounts) required by law to be paid to the Executive by the Company or its subsidiaries and by any salary or other amounts paid to the Executive during any notice period that the Company or its subsidiaries is required by law to provide.

11.           Withholding and Taxes.  The Company may withhold from any payment made hereunder (i) any taxes that the Company reasonably determines are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Company is authorized to withhold.  Except for employment taxes that are the obligation of the Company, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.

12.           Indemnification.  The Executive shall continue to be entitled to any rights to insurance and indemnification under the Company’s or a Related Employer’s directors and officers liability insurance (“D&O Insurance”), Certificate of Incorporation, and Bylaws, as in effect before the earlier of the Executive’s Termination of Employment or a Change in Control (or rights to insurance and indemnification that are substantially the same thereto), with respect to any claims relating to the period before his Termination Date.  Additionally, any and all D&O Insurance policies obtained by the Company or a Related Employer following the Termination Date that are “claims made” polices shall cover the Executive to the same extent as other former officers of the Company.

13.           Default in Payment.  Any payment not made within ten (10) days after it is due in accordance with this Agreement shall thereafter bear interest, compounded quarterly, at 5% above the prime rate from time to time in effect at the JP Morgan Chase Bank of New York or any successor bank.

14.           Effect on Other Plans, Agreements, and Benefits.  Except to the extent expressly set forth herein, any benefit or compensation to which the Executive is entitled under any agreement between the Executive and the Company or any of its subsidiaries or under any plan maintained by the Company or any of its subsidiaries in which the Executive participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. The terms of this Agreement shall supersede and terminate any prior change in control and/or severance agreement, and the provisions of any other agreement providing benefits following a change in control or termination of employment, entered into between the Executive and the Company or any subsidiary thereof.  Notwithstanding the above, any severance benefits received by the Executive pursuant to this Agreement shall be in lieu of any severance benefits to which the Executive would otherwise be entitled under any general severance policy maintained by the Company or the relevant subsidiary for its management personnel or under any employment contract between the Executive and the Company or any subsidiary thereof.  Any and all employment agreements between the Company and the Executive, inclusive of provisions that in accordance with the terms of such agreements survive termination, are hereby terminated and void.

15.           Unsecured Obligation.  All rights of the Executive or any beneficiary of the Executive who succeeds to the Executive’s rights to payments or benefits under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or payment of any amounts due hereunder.  Neither the Executive nor any such beneficiary shall have any interest in or rights against any specific assets of the Company or any of its subsidiaries, and the Executive and any such beneficiary shall have only the rights of a general unsecured creditor of the Company.

16.           Prohibition Against Assignment.  The Executive may not assign, pledge, anticipate, or transfer any benefit or amount payable hereunder (other than benefits payable upon or following his death), and any attempt to assign, pledge, anticipate, or transfer such and benefit or amount hereunder, whether voluntary or involuntary, shall be null and void.

17.           Successors.

(a)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement before the effectiveness of any such succession shall be a material breach of this Agreement.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined, and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Subsection or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

18.           Release.  In consideration of the Company’s promises and covenants and the performance thereof, the Executive agrees that the Company’s payment obligations under Sections 4 and 5 shall be conditioned on the Executive’s release of the Company and all other persons named in the Release from any and all causes of causes of action that the Executive has or may have against the Company or any such person before the effective date of the Release, other than a cause based on a breach hereof.  The Release shall be substantially in the form attached hereto as Exhibit I.  For the Release to be effective, the Executive (or his representative or agent) must have provided a signed version of the Release to the Company and such Release shall have become effective and irrevocable by its terms within sixty (60) days after the Executive’s Termination of Employment.

19.           Disputes.

(a)           In any judicial or other proceedings in which the Executive’s right to, or the amount of, benefits hereunder is disputed, the ultimate burden of proof shall be on the Company.

(b)           Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Little Falls, New Jersey by three arbitrators, one of whom shall be appointed by the Company, one of whom shall be appointed by the Executive, and the third of whom shall be appointed by the first two arbitrators.  If either the Company or the Executive fails to appoint an arbitrator within 20 days of a request in writing by the other to do so, or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days after the second arbitrator is designated, then such arbitrator shall be appointed by the Chief Judge of the United States District Court located in the city of Newark, New Jersey, or upon his failure to act, by the American Arbitration Association so as to enable the arbitrators to render an award within 90 days after the three arbitrators have been appointed.  Following the selection of arbitrators as set forth above, the arbitration shall be conducted promptly and expeditiously and in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(c)           The Company shall pay all reasonable out-of-pocket expenses, including reasonable legal fees and legal expenses, incurred by the Executive in connection with any judicial or other proceeding, including any arbitration proceeding, to enforce this Agreement or to construe, determine, or defend the validity of this Agreement.  The Company shall pay (or reimburse the Executive) for any such expense as soon as administratively practicable after the Executive demonstrates evidence that such expense have been incurred and not later than thirty (30) days following the Executive’s submission of such expenses to the Company with a request for reimbursement.

20.           Miscellaneous Provisions.

(a)           Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties regarding the transactions contemplated herein and supersedes all prior agreements, arrangements, or understandings, whether written or oral, relating to the subject matter hereof, including, without limitation, any letters, agreements, or understandings between the Executive and the Company or any subsidiary thereof before the date hereof.  By entering into this Severance Agreement, the Executive waives any right that he may otherwise have to participate in any generally applicable severance plan of the Company or any Related Employer.

(b)           Amendment.  No provision of this Agreement may be amended or waived, except by written agreement signed by both the Company and the Executive.

(c)           Governing Law.  This Agreement is intended to comply with the requirements of Code Section 409A, and it shall be construed in accordance with such intent.  Subject to the preceding sentence, this Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New Jersey without regard to principles of conflict of laws.

(d)           Headings.  The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.

(e)           Severability.  If any provision of the Agreement is held to be invalid, illegal, or unenforceable, the remainder of this Agreement shall not be affected thereby.  If any provision of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state, or local law, such provision is hereby declared to be of such force and effect as is permissible in such jurisdiction.

(f)            Rights and Waivers.  All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to exclude, limit, or prejudice any other right or remedy that either of the parties hereto may have.  No party to this Agreement shall be deemed to waive any right or remedy under this Agreement, unless such waiver is in writing and signed by such party.  No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy.  A waiver on any one occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion.

(g)           Notices.  All notices hereunder shall be in writing.  A notice by the Company shall be deemed to have been given only when delivered in person to the Executive or mailed by first class United States Mail, Return Receipt Requested, or sent by overnight delivery (or the fastest delivery available, if overnight delivery is not available) by means of an internationally recognized delivery service, to the Executive at his most recent address on the records of the Company.  A notice by the Executive to the Company shall be deemed to have been given only when delivered in person to Cantel’s Chief Executive Officer or General Counsel or mailed by first class United States Mail, Return Receipt Requested, or sent by overnight delivery (or the fastest delivery available, if overnight delivery is not available) by means of an internationally recognized delivery service, to Cantel’s Chief Executive Officer and General Counsel at Cantel’s headquarters.

(h)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument, and may be delivered by facsimile or pdf.

21.           No Reliance.  The Executive represents and acknowledges that in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement by the Company or its agents, other than statements contained in this Agreement.

MINNTECH CORPORATION

By:
Roy K. Malkin

Date:	Date:

APPENDIX A
DEFINED TERMS

For purposes of this Agreement, the following terms shall have the meanings specified below:

“Adequate Reason” means any of the following without the express written consent of the Executive:

(1)           a material reduction in the Executive’s authority, duties, or responsibilities or the assignment to Executive of duties of a substantial nature and on a continuous or regular basis that are materially inconsistent with, the duties of the Executive;

(2)           a reduction in the Executive’s base compensation or failure to include the Executive with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Company from time to time;

(3)           a change in the primary location at which the Executive is required perform the duties of his employment to a location that is more than thirty (30) miles from the location at which his office is located on the effective date of this Agreement; or

(4)           the Company’s material breach of this Agreement.

“Annual Base Salary” means the annual base cash compensation payable to the Executive at the rate in effect as of the applicable date (excluding bonuses, incentive compensation, taxable fringe benefits, and any other type of special pay), before any reduction on account of salary reduction contributions pursuant to Code Section 125 or 401(k) or pursuant to a nonqualified deferred compensation plan.

“Board” means the Company’s Board of Directors.

“Bonus” means an annual cash bonus payable under any Bonus Plan.

“Bonus Plan” means any bonus plan, short term incentive compensation plan or other like benefit plan in which the Executive participates, whether or not awards thereunder are discretionary.

“Cause” means the Executive’s:

(1)           act of fraud, embezzlement, theft, or other intentional material violation of the law in connection with or in the course of his employment,

(2)           willful gross misconduct that is likely to materially injure the reputation, business, or a business relationship of the Company; or

(3)           willful material violation of the Confidentiality and Non-Competition Agreement.

For purposes of the definition of “Cause”, the following shall apply:

•                  no act, or failure to act, on the part of the Executive shall be deemed “willful,” if it was done or omitted by the Executive in good faith or with a reasonable belief that the act or omission was not opposed to the best interests of the Company; and

•                  the Executive’s employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard by the Board), finding that in the Board’s good faith opinion, the Executive was guilty of conduct constituting Cause and describing the specific acts or omissions constituting such conduct.

“Change in Control” means the first to occur of the following during the Term:

(1)           any one person, or more than one person acting as a group (as determined by Treas. Reg. § 1.409A-3(i)(5)(B)), acquires ownership of stock of Cantel that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Cantel; or

(2)           a majority of the members of Cantel’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Cantel’s board of directors before the date of the appointment or election; or

(3)           (a) the sale by Cantel of more than 50% of its ownership interest in the Company, (b) the sale by the Company of its business and all or substantially all of its assets, or (c) the sale of the Company by Cantel through a merger, consolidation or other transaction whereby the Company is no longer a direct or indirect subsidiary of Cantel, provided in each such case that neither Employee nor an affiliate of Employee is the party acquiring the Company (or its assets).

Notwithstanding the preceding provisions, a Change of Control will be deemed to occur only to the extent that the event or events described above constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations thereunder.

“Change in Control Date” means the effective date of an event constituting a Change in Control.

“Change in Control Period” means the period beginning on the date of a Change in Control and ending two years thereafter.

“Change in Control Coverage Period” means the period (A) commencing on the earlier to occur of (i) the first day of a Potential Change Period or (ii) the first day of the six (6) month period ending on the Change in Control Date and (B) ending on the last day of a Change in Control Period.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Minntech Corporation and any successor, to the extent provided in Section 17.

“Continuation Coverage” means continuation coverage within the meaning of ERISA Sections 601 through 607.

“Confidentiality and Non-Competition Agreement” means the confidentiality and non-competition agreement between the Company and the Executive, as in effect from time to time.

“Disability” means an illness or injury that qualifies the Executive for disability benefits under a long-term disability plan of the Company or a Related Employer in which the Executive is a participant; provided, however, that a Disability shall not be deemed to have occurred hereunder unless the Executive is absent from work or otherwise substantially unable to assume his normal duties for a period of ninety (90) successive days or an aggregate of one hundred twenty (120) days during any consecutive twelve-month period during the Term.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect on the date of this Agreement.

“Fiscal Year” means the fiscal year of the Company.

“Good Reason” means any of the following without the Executive’s express written consent:

(1)           a material reduction in the Executive’s base compensation or failure to include the Executive with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Company from time to time;

(2)           a material reduction in the Executive’s authority, duties, or responsibilities or the assignment to Executive of duties of a substantial nature and on a continuous or regular basis that are materially inconsistent with, the duties of the Executive;

(3)           a material reduction in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

(4)           a material reduction in the budget over which the Executive retains authority or responsibility;

(5)           a change in the primary location at which the Executive is required perform the duties of his employment to a location that is more than thirty (30) miles from the location at which his office is located on the Change in Control Date; or

(6)           the Company’s material breach of this Agreement.

“Monthly Base Salary” means Annual Base Salary, divided by twelve (12).

“Parachute Payment” has the meaning give to such term in Code Section 280G(b)(2).

“Parachute Payment Limit” means three (3) times the base amount, as defined by Code Section 280G(b)(3).

“Potential Change in Control” means that:

(1)           the Company has entered into an agreement with any person or persons, the consummation of which would constitute or result in a Change in Control; or

(2)           any person has publicly announced its intention to take or consider taking actions that, if consummated, would constitute or result in a Change in Control; or

(3)           any person has begun a solicitation (as defined in Rule 14a-1 of the Securities Exchange Act) of proxies or consents that has the purpose of effecting or would (if successful) result in a Change in Control; or

(4)           any person has initiated a tender offer or exchange offer that would, if consummated, result in a Change in Control; or

(5)           the Board has adopted a resolution to the effect that any person has begun actions that, if consummated, would result a Change in Control.

“Potential Change Period” means the period beginning on the first day of a Potential Change in Control and ending on the adoption by the Board of a resolution to the effect that the agreement, announced intention or actions, solicitation, tender offer, exchange offer, or other actions constituting a Potential Change in Control has been consummated.

“Related Employer” means the Company and any other employer that is required to be aggregated with the Company pursuant to Code Section 414(b), (c), or (m).

“Release” means a Release of All Claims, in substantially the same form as set out in Exhibit A hereto.

“Term” means the term of this Agreement, as determined pursuant to Section 2.

“Terminates Employment”, “Terminate(s) the Executive’s Employment”, “Termination of Employment,” or any other variation of such term means a “separation from service” within the meaning of Code Section 409A(a)(2)(A).

“Termination Date” means the effective date of the Executive’s Termination of Employment.

“Unacceptable Performance” means any of the following:

(1)           the Executive’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Company or its reputation;

(2)           the Executive’s material failure to perform the duties of his employment (except in the case of a Termination of Employment for Good Reason or Adequate Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within a reasonable period after receiving written notice from the Board of Directors describing such failure in detail; provided, however, that the quality of the Executive’s performance (determined by achievement of Company or personal targets or otherwise) shall not be a factor in determining whether Executive has performed his duties.

(3)           the Executive’s violation of any code of ethics or business conduct or written harassment policies of the Company that continues after the Board has provided notice to the Executive that the continuation of such conduct will result in Termination of the Executive’s Employment;

(4)           willful material violation of the Confidentiality and Non-Competition Agreement;

(5)           the Executive’s arrest or indictment for (i) a felony or (ii) lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

(6)           the Executive’s breach of a material term, condition, or covenant of this Agreement and the failure to correct such breach promptly following receipt of written notice from the Board of Directors describing such breach in detail.

EXHIBIT I
RELEASE OF ALL CLAIMS

This Release of All Claims (“Release”) has been signed by                      (“Executive”) on the date indicated below.

Background

A.            The Executive and Minntech Corporation (“Company”), a wholly-owned subsidiary of Cantel Medical Corp. (“Cantel”) previously entered into an Executive Severance Agreement, dated as of January 1, 2010 (“Agreement”), which provides for the payment of benefits to the Executive under certain circumstances following his Termination of Employment.

B.            The Executive’s Employment with the Company Terminated/will Terminate on               , under circumstances that entitle him to payments under the Agreement, subject to the terms thereof.

C.            The Company’s obligations under the Agreement are contingent on the Executive signing and providing this Release to the Company within 21 days after receiving it and allowing this Release to become effective as provided herein.

D.            As a condition of receiving benefits under the Agreement, the Executive wishes to sign this Release.

In consideration of the premises and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees as follows:

Release

1.             If the Executive (i) signs and dates this Release and submits it to the Company not later than 21 days after it is provided to the Executive, (ii) complies with the other requirements of this Release and the Agreement, and (iii) and does not provide written revocation of this Agreement to the Company within the seven-day revocation period referred to in Paragraph 8, the Company shall make the payments and pay the benefits required by the Agreement.

2.             In consideration of the Company’s payment obligations under this Agreement, the Executive releases and discharges the Company and Cantel, all of their respective past and/or present divisions, affiliates, officers, directors, shareholders, partners, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors, and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as “Released Persons”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, and demands of any kind whatsoever (“Claims”) that the Executive and/or his heirs, executors, administrators, successors, and assigns ever had, now have, or may have against any Released Person by reason of his employment and/or cessation of employment with the Company or a Related Employer, or otherwise involving facts that occurred on or before the date on which the Executive signed this Release, other than (i) a Claim that the Company has failed to pay the Executive a payment described in or contemplated by the Agreement or has otherwise breached the terms of the Agreement, or (ii) a Claim that the Company has failed to pay the Executive any vested benefits to which he is entitled under a plan or program of the Company or a Related Employer (collectively, “Excluded Claims”).  Claims, other than Excluded Claims, are hereafter referred to a “Released Claims.”  The Executive gives this Release regardless of whether the Released Claims are known or unknown.  Such Released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules, and regulations pertaining to employment, as well as any and all claims under state contract or tort law including, but not limited, to those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, and infliction of emotional distress.

3.             The Executive hereby covenants not to sue or commence or maintain any action or proceeding against any Released Person, none of whom admit any liability, as to any Released Claim.  The Executive hereby agrees that if he hereafter institutes or maintains an action against any Released Person with respect to a Released Claim, and it is determined in such action that a claim or claims brought by the Executive in such action is barred by this Release, he will pay the Released Person for all costs and expenses, including attorneys’ fees, incurred in defending against such claims.  The Executive understands that this Release is final and binding, except as expressly provided herein.  Nothing herein shall (i) prevent the Executive from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”), (ii) prevent the Executive from participating in any investigation or proceeding conducted by the EEOC, or (iii) establish a condition precedent or other barrier to exercising the aforesaid rights.  While the Executive has a right to participate in any such investigation, he understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of a claim on his behalf.  The Executive acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that he may have under the ADEA without either (i) repaying the Company the amounts paid to him as a result of this Release or (ii) paying the Company any other monetary amounts (such as attorneys’ fees and damages).

4.             The Executive agrees that if this Release is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or as to any particular circumstance, it shall remain fully valid and enforceable as to all other claims and circumstances.

5.             Except as permitted by paragraph 3, the Executive represents that he has not filed, and will not hereafter file, any lawsuit against any Released Person relating to his employment and/or cessation of employment with the Company or any Related Employer, or otherwise involving facts that occurred on or before the date on which he signed this Release, other than with respect to any Excluded Claim.  The Executive further understands and agrees that, other than as provided under paragraph 3, if he commences, continues, joins in, or in any other manner attempts to assert any lawsuit released herein against a Released Person with regard to a Released Claim, or otherwise violates the terms of this Release, he shall be required to return all severance payments paid to him by the Company pursuant to the Executive Severance Agreement (together with interest thereon), and he agrees to reimburse the Released Person for all attorneys’ fees and expenses incurred by it in defending against such a lawsuit, provided that the right to receive such payments is without prejudice to the Released Person’s other rights hereunder.

6.             The Executive understands and agrees that the Company’s payments to him and the signing of this Release do not in any way indicate that he has any viable Claims against the a Released Person or that any Released Person admits any liability to him whatsoever.

7.             The Executive has read this Release carefully, has been given at least 21 days to consider all of its terms, has been advised to consult with an attorney and any other advisors of his choice, and fully understands that by signing below he is giving up any right that he may have to sue or bring any Claims (other than the Excluded Claims) against a Released Person.  The Executive has not been forced or pressured in any manner whatsoever to sign this Release, and he agrees to all of its terms voluntarily.

8.             The Executive understands that he has seven days from the date on which he signed this Release below to revoke this Release by notifying the Company of his revocation, that this Release will not become effective until the eighth day following the date on which he has signed this Release, and that if he revokes this Release within such period, the Executive Severance Agreement shall be void.

9.             The Executive understands and agrees that this Release will be governed by the internal laws of the State of New Jersey, without regard to conflict of law principles, to the extent not preempted by federal law.

Date	(Signature)

(Printed Name)